UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 16, 2009

DIGIRAD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50789	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13950 Stowe Drive

Poway, California 92064

(Address of principal executive offices, including zip code)

(858) 726-1600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 16, 2009, the Compensation Committee of the Board of Directors of Digirad Corporation (the “Company”) approved the salaries and bonuses to be paid to the Company’s executive officers for the 2009 fiscal year and adopted the Company’s 2009 Executive Incentive Plan for the 2009 fiscal year (the “2009 Bonus Plan”).

For the 2009 fiscal year, the base salaries for Todd Clyde, the President, Chief Executive Officer and interim Chief Financial Officer of the Company, Randy Weatherhead, the Senior Vice President of Marketing and Business Development and Marc Shapiro, the Senior Vice President of Human Resources, will remain $300,000, $225,000, and $210,000, respectively.

Under the terms of the 2009 Bonus Plan, the Company will create a bonus pool payable to the Company’s executive officers upon the achievement of certain operating profit and cash flow goals. The payment of the bonuses is weighted 60% towards operating profit goals and 40% towards cash flow goals. Bonuses shall be payable at 100% or more if the Company’s operating profit is greater than or equal to $1,000,000 for the 2009 fiscal year. Bonuses shall also be payable at 100% or more if the Company’s cash flow is greater than or equal to $2,250,000 for the 2009 fiscal year. Lesser individual bonus awards are payable starting at a 20% bonus level if the Company has $400,000 operating profit or $1,650,000 cash flow, with bonus levels increasing as operating profit or cash flows increase by increments of $100,000. If the Company’s operating profit and cash flow goals are achieved, the bonus payable to Mr. Clyde, Mr. Weatherhead and Mr. Shapiro shall be $180,000, $36,000 and $84,000, respectively. Bonus amounts will continue to accrue beyond the fiscal year goals as operating profit and cash flow figures reach each successive $100,000 increment.

Fifty percent of each bonus payment will be paid out to each executive on a quarterly basis, and 50% of such bonus payments and any overachievement amounts will be paid at the end of the fiscal year if the Company’s operating profit and cash flow goals are met, so long as the Company earns at least $1 in operating profit for the fiscal year.

Mr. Weatherhead is also eligible for bonus payments in the amount of $17,100 if the Company’s DIS revenue is greater than or equal to $39,000,000, and $9,900 if the Company’s camera sales margin is equal or greater than $5,800,000. If Mr. Weatherhead achieves certain lead generation goals to be determined by the Chief Executive Officer, he is eligible for bonuses in the amounts of $17,100 for DIS lead generation and $9,900 for camera lead generation. The bonuses payable for DIS revenue, camera sales margin and lead generation goals are payable quarterly but adjusted for year end results. Eligible bonuses associated with DIS revenue, camera sales margin and lead generation goals include accelerators for any amounts achieved above target and are paid at a lesser level for amounts achieved below target.

To the extent executive officers are eligible to receive a bonus under the 2009 Bonus Plan, the portion of any bonus that is not paid on a quarterly basis as described above will be paid following the audit of the Company’s financial statements for the 2009 fiscal year, but in no case later than February 28, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIRAD CORPORATION

By:	/s/ Todd Clyde
Todd Clyde President, Chief Executive Officer and Chief Financial Officer

Date: January 23, 2009